[Celgene LOGO]


                                                        Celgene Corporation
                                                        7 Powder Horn Drive
                                                        Warren, New Jersey 07059
                                                        Tel 908-271-1001
                                                        Fax 908-271-4184

FOR IMMEDIATE RELEASE                        Contact: Robert C. Butler
---------------------                                 Celgene Corporation
                                                      (908) 271-4102


                 CELGENE CORPORATION ANNOUNCES NEW FINANCING
                 -------------------------------------------

WARREN, NJ (June 10, 1997) - Celgene Corporation (NASDAQ: CELG) today announced that it has negotiated a $20.0 million financing agreement with Chancellor LGT Asset Management Inc. on behalf of certain of its clients. Under the terms of the agreement Celgene will issue a Series B convertible preferred stock to be purchased by funds managed by Chancellor LGT.

The financing will be done in $5.0 million tranches, at the Company's option, in specific periods over 12 months subject to certain terms and conditions. Celgene closed on the initial $5.0 million tranche yesterday. The stock will bear a 9% accreted dividend and warrants will be issued to the preferred holders.

"This financing arrangement provides Celgene with the certainty and flexibility necessary to support the market introduction of SYNOVIR(R) our lead therapeutic and to pursue other strategic initiatives", noted John W. Jackson, Chairman and CEO of Celgene. "I am also delighted to be associated with the Chancellor LGT organization".

In December 1996, Celgene submitted a New Drug Application (NDA) to the US Food and Drug Administration (FDA) for the use of SYNOVIR(R) (thalidomide) to treat erythema nodosum lepsorum (ENL), a severely debilitating inflammatory disorder associated with leprosy. The Company also anticipates submitting an NDA this year for the use of SYNOVIR(R) in the treatment of HIV related weight loss (cachexia). Celgene is a leading company in developing thalidomide, as well as a whole new family of compounds called selective cytokine inhibitory drugs (SelCIDs(TM)) for the treatment of immune related and inflammatory diseases.

Celgene is also a leader in chiral chemistry using its patented biocatalytic process to develop chirally pure pharmaceuticals and agrochemicals.

To receive Celgene's latest news and other corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use Company code CELG.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending clinical trials, actions by the FDA and those factors detailed in the Company's filings with the Securities and Exchange Commission.